Exhibit 99.2

RTI Surgical Holdings, Inc.® to Hold Virtual-Only Annual Meeting of Stockholders

Deerfield, Ill., July 2, 2020 – RTI Surgical Holdings, Inc. (Nasdaq: RTIX), a global surgical implant company, today announced that, due to the public health impact of the coronavirus outbreak (COVID-19), its Annual Meeting of Stockholders, to be held on Wednesday, July 15, 2020 at 9:00 a.m. Central Daylight Time (the “Annual Meeting”), has been changed to a virtual-only meeting. Stockholders will not be able to attend the Annual Meeting in person this year. Stockholders are entitled to participate in the Annual Meeting if they were a stockholder as of the close of business on June 4, 2020, the record date, or hold a legal proxy for the meeting provided by the stockholder’s bank, broker, or nominee.

To take part in the Annual Meeting, stockholders can join the webcast at www.virtualshareholdermeeting.com/RTIX2020 (the “Annual Meeting Website”). To be admitted to the webcast on the Annual Meeting Website, stockholders must enter the control number found on the stockholder’s proxy card, voting instruction form, or notice previously received by stockholders. Those without a control number may attend as guests of the meeting, but will not have the option to vote shares or ask questions during the virtual event.

Stockholders may vote during the Annual Meeting by following the instructions available on the Annual Meeting Website. Stockholders will also have the opportunity to submit questions during the virtual event by using the directions available on the live Annual Meeting Website.

If any stockholder lacks access to the internet but is interested in attending, please contact Investor Relations at (877) 343-6832. Please note that the proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote shares in connection with the Annual Meeting.

All stockholders – whether attending the Annual Meeting or not – are encouraged to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials. Stockholders who have sent in proxies, or voted via telephone or internet, do not need to take any further action. Any stockholder who has not yet voted on the day of the Annual Meeting may do so by clicking on the voting button on the Annual Meeting Website and following the applicable voting instructions.

About RTI Surgical Holdings, Inc.

RTI Surgical Holdings is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, plastic surgery, spine, orthopedic and trauma procedures and are distributed in over 50 countries. RTI has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com. Connect with us on LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are not guarantees of future performance and are based on certain assumptions including general economic conditions, as well as those within the Company’s industry, and numerous other factors and risks identified in the Company’s Form 10-K for the fiscal year ended December 31, 2019 and other filings with the U.S. Securities and Exchange Commission (the “SEC”). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Important factors that could cause actual results to differ materially from the anticipated results reflected in these forward-looking statements include risks and uncertainties relating to the following: (i) the risk of existing or potential litigation or regulatory action arising from the previously announced internal investigation and its findings or from the failure to timely file the Form 10-K; (ii) the identification of control deficiencies, including material weaknesses in internal control over financial reporting and the impact of the same; (iii) potential reputational damage that the Company has or may suffer as a result of the ultimate findings of the investigation; (iv) general worldwide economic conditions and related uncertainties; (v) the anticipated impact of the COVID-19 novel coronavirus pandemic and the Company’s attempts at mitigation; (vi) the failure by the Company to identify, develop and successfully implement immediate action plans and longer-term strategic initiatives; (vii) our ability to continue production; (viii) the reliability of our supply chain; (ix) our ability to meet obligations under our debt or material agreements; (x) the duration of decreased demand for our products; (xi) our ability to continue to recall furloughed employees; (xii) whether or when the demand for procedures will increase; (xiii) the Company’s access to adequate operating cash flow, trade credit, borrowed funds and capital to fund its operations and pay its obligations as they become due, including the impact of adverse trends or disruption in the global credit and equity markets; (xiv) our financial position and results, total revenue, product revenue, gross margin, and operations; (xv) the risk that the Company may be unable to obtain shareholder approval for the proposed transaction; (xvi) the risk that a condition to the closing of the proposed transaction may not be satisfied; (xvii) the risk that the occurrence of an event that could give rise to termination of the definitive agreement; (xviii) the risk that shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (xix) the timing to consummate the proposed transaction; (xx) the effect of the announcement or disruption from the proposed transaction making it more difficult to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; (xxi) the diversion of management time and attention on the proposed transaction; (xxii) the effect and timing of changes in laws or in governmental regulations; and (xxiii) other risks described in our public filings with the SEC. These factors should be considered carefully and undue reliance should not be placed on the forward-looking statements. Each forward-looking statement in this communication speaks only as of the date of the particular statement. Copies of the Company’s SEC filings may be obtained by contacting the Company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov. We undertake no obligation to update these forward-looking statements except as may be required by law.

Jonathon Singer

Investor and Media Contact

jsinger@rtix.com

+1 877-343-6832